Exhibit 99.1

Atlantic Coast Federal Corporation Announces Organizational Changes to
               Support Growth and Strategic Initiatives


    WAYCROSS, Ga.--(BUSINESS WIRE)--Aug. 31, 2007--Robert J. Larison, Jr., President and Chief Executive Officer of Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced organizational changes in support of the Company's planned growth and strategic initiatives.

    Carl Insel, previously Market President of Atlantic Coast Bank's Florida operations, has been appointed as Executive Vice President over Commercial Lending. In his new role, Insel will focus on the continued development of commercial business and the commercial real estate lending function at Atlantic Coast Bank. The Bank has identified commercial business and commercial real estate lending as key strategic growth areas as it continues its migration from a credit union that began in late 2000 to a full-service federal savings bank with a diverse range of lending capabilities.

    As a part of this organizational change, Atlantic Coast Bank has appointed Denise Horton as City President of the Jacksonville market. In this new position, Horton, who was previously Senior Vice President of Retail Banking at First Guaranty Bank in Jacksonville, will oversee retail branches in the greater Jacksonville area, including small business banking. In connection with these changes, both Horton and Tricia Echols, Georgia Market President, will report to Chief Operating Officer Thomas B. Wagers, Sr. Under this structure, all functions supporting the Company's retail banking division will report to Wagers. Finally, Phillip Buddenbohm, previously Senior Vice President-Credit Administration, has been appointed Senior Vice President-Chief Risk Officer and will assume additional responsibility for Atlantic Coast Bank's compliance and internal audit functions. He will continue in his role overseeing the Company's credit administration function.

    Commenting on these organizational changes, Larison said, "We are very pleased that a banker with Denise's experience has joined our organization. With the addition of Denise to our management team, and by aligning the related functions supporting our retail delivery channel under Tom as Carl oversees our commercial business, I believe we will energize our branch networks in Florida and Georgia, while getting the proper management focus on commercial and commercial real estate lending. I believe our management team is poised to take advantage of the opportunities in our market and leverage the capital we will raise from our pending second-step offering. At the same time, Phillip's appointment as Chief Risk Officer, reporting directly to me, will ensure our credit practices remain strong as we grow and diversify our loan portfolio."

    Larison also noted that Dedie Campbell recently joined Atlantic Coast Bank as Senior Vice President and Director of Marketing and Communications. Previously Vice President and Regional Marketing Director for HomeBanc Mortgage Corporation in Jacksonville, Campbell has over 19 years of experience in the marketing field. In this new position for the Bank, she will be responsible for formulating and executing a strategic marketing plan. "Dedie brings significant industry experience and marketing insight to this area and joins a talented and capable staff in this department," Larison said. "With her addition, we believe our marketing discipline can become a key differentiating strategy for Atlantic Coast Bank, helping us stand out among our community bank competitors, and will provide solid support for the realignment of our retail and commercial lending activities we have announced today."

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Bank, with approximately $898.4 million in assets as of June 30, 2007, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    On August 13, 2007, Atlantic Coast Federal Corporation announced that Atlantic Coast Financial Corporation, a Maryland holding company formed to become the new holding company of Atlantic Coast Bank in connection with the previously announced mutual-to-stock conversion of Atlantic Coast Federal, MHC, has temporarily postponed its planned stock offering in response to current market conditions. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

    CONTACT: For Atlantic Coast Federal Corporation
             Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376